TRICO MARINE SERVICES, INC.
                          EXHIBIT 11.1
               COMPUTATION OF EARNINGS PER SHARE
           (in thousands, except share and per share amounts)

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

                                    Three Months Ended          Nine Months Ended
                                      September 30,              September 30,
                                  _____________________      _____________________
                                     1996        1995           1996         1995
                                  _________  ___________     __________   _________
Net income (loss) before
  extraordinary item                 3,218        (129)           5,200       (1,503)

Extaordinary item, net of
  taxes                                -            -            (917)           -
                                  __________  ____________    ____________  __________

Net income (loss)                    3,218        (129)           4,283        (1,503)
                                  ==========  ============    ============  ==========

Computation of weighted
 average number of shares
 outstanding:

   Issued:   6,811,439

   Weighted average shares
    outstanding                  6,811,439     3,051,339       4,945,112     3,050,245


   Add:  Incremental shares
   applicable to stock options
   based on the Treasury Stock
   method using average market
   price                           708,391             -          640,425            -
                                _____________ ______________  ______________ __________

   Weighted average common shares
     and equivalents outstanding 7,519,830     3,051,339        5,585,537    3,050,245
                                ============= ==============   ============= ===========

Earnings per common share and
  equivalent outstanding:

  Income (loss) before extraodinary
   item                         $     0.43      $  (0.04)      $      0.93   $    (0.49)

  Extraordinary item                     -            -              (0.16)           -
                                ______________ _____________  ______________ _____________

  Net income (loss)             $     0.43      $   (0.04)      $     0.77    $    (0.49)
                                ==============  ============  ============== =============


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